EXHIBIT 99.1

AIRSPAN NETWORKS BOARD APPROVES
STOCK REPURCHASE PLAN

BOCA RATON, Fla. – November 12, 2002 — Airspan Networks, Inc. (Nasdaq: AIRN), a leading worldwide provider of fixed broadband wireless DSL networks, announced that at its regular quarterly board meeting today, its Board of Directors has authorized the repurchase of up to 4 million shares, or approximately 11% of Airspan’s 35,530,482 common shares that were outstanding as of November 7, 2002.

The repurchase program will be funded using Airspan’s existing cash balances. As of September 29, 2002, the company had cash, cash equivalents and short-term investments of $58.3 million. Airspan management will determine the timing of purchases under the program. The repurchased shares may be retired, or used in connection with the company’s employee stock plans or for other corporate purposes.

Repurchases may be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market, subject to market conditions and at the discretion of management. The Company is under no obligation to purchase any or all of the shares under this repurchase program and may terminate the program at any time.

“Airspan is continuously assessing strategies to increase shareholder value”, said Eric Stonestrom, president and chief executive officer. “Given the fact that we ended the third quarter with cash and liquid investments equivalent to US$1.64 per share, that we have very little funded debt outstanding, and that we believe that our cash resources are sufficient to fund operations over the next year, the Board took the view that the company should have the ability to invest some of its cash in our own stock, to deliver increased value to our shareholders. This is a good move given the prospects for growth and profitability.”

About Airspan Networks
Airspan Networks provides wireless DSL systems and solutions to both licensed and unlicensed operators around the world in frequency bands between 900 MHz to 4 GHz, including both PCS and 3.5GHz. The company has deployments with more than 102 operators in more than 57 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan’s main operations are based in Uxbridge, United Kingdom with a WipLL product research and development facility in Lod, Israel, employing approximately 60 people. More information on Airspan can be found at http://www.airspan.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on those factors identified in the company’s filings with the SEC. The words “believe”, “expect”, “intend”, “anticipate”, variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward looking. These statements are not guaranties of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

For media inquiries, contact:
Airspan Networks:
Al Quintana
Senior Director, Marketing Communications
Tel: +1 561 893-8683
Fax: +1 561 893-8671
Email:aquintana@airspan.com

For Investment inquiries, contact:
Airspan Networks:
Peter Aronstam
Chief Financial Officer
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com